Exhibit 99.1

SouthWest Water Names Ben Smith Interim Chief Financial Officer

LOS ANGELES--(BUSINESS WIRE)--January 27, 2010--SouthWest Water Company (NASDAQ: SWWC) today named Ben Smith interim chief financial officer, succeeding David B. Stanton, who is no longer with the company.

Smith, 39, has been serving as SouthWest Water’s principal accounting officer since May 2009. A Certified Public Accountant, he joined the company as divisional chief financial officer of its contract services group in 2006 and was promoted to the corporate level as vice president of financial services in January 2008.

“Ben brings to his new role excellent operational accounting experience and more than a decade of financial management leadership,” said Mark A. Swatek, SouthWest Water’s chief executive officer and president. “He was instrumental in successfully guiding the company through its recent financial review. His deep knowledge of the company will help ensure a smooth transition.”

Prior to joining SouthWest Water, Smith served as a manager at Calpine Power America, where he was responsible for retail and customer service operations, assisting the marketing team with strategy and analyzing accounting systems. Previously, he held executive management positions with Commerce Restructuring, LLC, and Veras Investment Partners. Smith earned a bachelor of business administration degree with a major in accounting from Lamar University in Beaumont, Texas.

About SouthWest Water

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in nine states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

CONTACT:
SouthWest Water Company
DeLise Keim
VP Corporate Communications
213.929.1846
www.swwc.com